                                                                  EXHIBIT 4.4.2

                           AMENDMENT TO REGISTRATION
                                RIGHTS AGREEMENT


         This Amendment to Registration Rights Agreement ("Amendment") is made as of April 22, 1993, by and between E-Z Serve Corporation, a Delaware Corporation (the "Company"), DLJ Capital Corp., a Delaware corporation (the "DLJ"), and Tenacqco Bridge Partnership, a partnership formed under the laws of New York ("Tenacqco").

         WHEREAS, the Company and Tenacqco entered into that certain Registration Rights Agreement dated as of July 31, 1992 (the "Agreement");

         WHEREAS, the Company has issued to DLJ 200,000 shares of the Company's Series F Convertible Preferred Stock, par value $0.01 per share (the "Series F Preferred") and the shares of Series F Preferred are convertible into shares of the Company's common stock, par value $0.01 per share ("Common Stock");

         WHEREAS, the parties desire to amend the Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

         1.      The term "Investor" shall be deemed to include DLJ.

         2. Section 1.1(b) of the Agreement is hereby amended in its entirety to be as follows:

                 (b) The term "Registrable Securities" means (1) the shares of Common Stock issued pursuant to the Amended Purchase Agreement, (2) the Common Stock issued in exchange for the accrued but unpaid dividends on TOC Retail, Inc.'s Series B Preferred Stock pursuant to the warrants to purchase the Company's Series D Convertible

         Preferred Stock ("Warrants") which are issued pursuant to the Amended Purchase Agreement, (3) the Common Stock issued or issuable upon the conversion of the shares of Preferred Stock, (4) the Common Stock issued or issuable upon the conversion of the shares of the Company's Series F Convertible Preferred Stock issued to DLJ Capital Corp. on April 20, 1993, and (5) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such securities described in (1),(2), (3) or (4) of this paragraph; provided, however, that any shares of Common Stock previously sold to the public pursuant to a registered public offering or pursuant to an exemption from the registration requirements of the 1933 Act shall cease to be Registrable Securities.

         3. Section 2.2 of the Agreement is hereby amended by replacing the words "DLJ Bridge Finance, L.P." with the words "DLJ Capital Corp."

Except as expressly amended herein, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

                                        E-Z SERVE CORPORATION


                                        By: /s/ John T. Miller
                                           -------------------------------------
                                        Name: John T. Miller
                                        Title: Senior Vice President

                                        DLJ CAPITAL CORP. for itself and as
                                        General Partner of TENACQCO
                                        BRIDGE PARTNERSHIP


                                        By:  /s/ Paul Thompson, III
                                           -------------------------------------
                                        Name: Paul Thompson, III
                                        Title: Vice President





                                      -3-